Exhibit 10.4

TRANSACTION

ENTRE LES SOUSSIGNES:

•    la Société MANUGISTICS FRANCE, société par actions simplifiée au capital de € 460.000, dont le siège social est situé Tour Neptune – la Défense 1, 92086- Paris La Défense, identifiée sous le numéro 313 041 048 RCS Nanterre, représentée par Monsieur Andrew Archer, ayant tous pouvoirs à l’effet des présentes;

ci-après “MANUGISTICS FRANCE”,

d’une part,

et

•    Monsieur Jean-Claude WALRAVENS, Directeur de société, demeurant : Clos Manuel n° 11,   1150-Bruxelles (Belgique),

ci-après “M. Walravens”,

d’autre part,

IL A ETE RAPPELE QUE :

•    Monsieur Walravens a, par contrat à durée indéterminée daté du  1er décembre 1999 été engagé par MANUGISTICS FRANCE à compter du  6 décembre 1999 en qualité de directeur commercial ; ledit contrat mentionnant l’applicabilité de la législation du pays de M. Monsieur Walravens ;

•    MANUGISTICS FRANCE a décidé que le 31 août 2005 serait la date à laquelle serait mis un terme immédiat au contrat de Monsieur Walravens et a entamé la procédure prévue par la législation précitée ; les motifs invoqués par MANUGISTICS FRANCE à l’appui de sa décision ont été confirmés avec précision par un courrier recommandé avec AR en date du 6 septembre 2005 ;

•    Monsieur Walravens a, par courrier remis en mains propres en date du 12 septembre 2005, fait savoir à MANUGISTICS FRANCE que, employé par une société française et rémunéré par celle-ci pour travailler essentiellement en France et, en tout état de cause pour le compte de cette entreprise, leurs rapports ne pouvaient être régis que par le seul droit du travail français dont l’application est en France d’ordre public et notamment dans ses dispositions traitant des ruptures du contrat de travail ;

•    Monsieur Walravens a fait immédiatement savoir qu’il contestait les motifs allégués pour mettre un terme à son contrat et il a évoqué l’existence d’un préjudice considérable, qu’il chiffre à près de un million d’euros ;

•    par lettre en date du 14 septembre 2005, MANUGISTICS FRANCE a maintenu les motifs de sa décision en précisant que, renseignement pris, elle n’entendait pas

s’opposer à l’application du droit du travail français pour la détermination des droits de Monsieur Walravens et des sommes auxquelles celui-ci était en droit de prétendre dans la mesure où celui-ci ne remettait pas en cause les formalités déjà accomplies en vue de procéder à son licenciement ;

•    par lettre recommandée avec accusé de réception en date du 21 septembre 2005, Monsieur Walravens a apporté divers éléments de réponse aux griefs invoqués par MANUGISTICS FRANCE en alléguant que, ayant pris la direction commerciale d’une société lourdement déficitaire, il l’avait, en moins de six ans, transformée en un modèle pour d’autres sites européens du Groupe MANUGISTICS et que MANUGISTICS FRANCE avait généré des revenus de licence significatifs sous sa direction et sa supervision ; que MANUGISTICS France avait conclu, au printemps 2005 un contrat avec un important client multinational, grâce à ses actions qui ont compté pour une large part dans les revenus mondiaux de licence réalisés par le Groupe au cours du trimestre. De plus Monsieur Walravens a fait valoir que MANUGISTICS contrecarre son aptitude à percevoir des commissions sur des affaires à réaliser avec des prospects potentiels en ligne avec ses réalisations passées. Monsieur Walravens précisait enfin dans ce courrier que, faute d’accord amiable, il s’adresserait à la justice pour obtenir le paiement du préavis et la réparation intégrale de son préjudice ;

•    au cours d’un entretien téléphonique en date du 23 septembre 2005, MANUGISTICS FRANCE a, en bref et pour mettre un terme à l’affaire, ouvert la porte à une solution amiable en offrant à Monsieur Walravens une indemnisation équivalente à quatre mois de son salaire ;

•    MANUGISTICS FRANCE a été immédiatement informée du rejet de cette proposition par un courrier recommandé avec accusé de réception en date du 23 septembre 2005 et des discussions sont alors intervenues entre les parties, le cas échéant assistées de leurs conseils, MANUGISTICS FRANCE confirmant son désaccord avec certaines réclamations de Monsieur Walravens et son souhait d’éviter tant la perte de temps que les coûts et les incertitudes d’une action judiciaire en mettant un terme amiable et définitif au différend intervenu entre les parties ;

•    à l’issue de ces discussions et après concessions mutuelles, les parties se sont rapprochées et sont convenues de régler à l’amiable et de façon transactionnelle le différend ci-dessus évoqué.

Ceci rappelé, les parties sont convenues de ce qui suit :

ARTICLE 1 Les parties décident d’un commun accord de mettre comme convenu aux articles 2 et suivants, un terme amiable et définitif au différend les opposant et lié à la résiliation du contrat de travail de Monsieur Walravens.

ARTICLE 2 - Ce jour, MANUGISTICS FRANCE remet à Monsieur Walravens, savoir :

•   une somme de € 66.517,71 (soixante six mille cent cinq cent dix sept euros et soixante et onze centimes) correspondant (a) à la rémunération due au titre du préavis contractuel de trois mois, déduction faite des retenues fiscales et sociales, soit € 37.646,55 et (b) l’indemnité légale de licenciement de € 28.871,16 (le droit aux congés payés restant réglé par la loi du contrat) ;

•   une somme de € 445.600 (quatre cent quarante cinq mille six cents euros) à titre de dommages et intérêts en réparation forfaitaire, transactionnelle et définitive de l’ensemble des préjudices ci-dessus allégués.

En contrepartie de ces règlements dont il donne bonne et valable quittance, Monsieur Walravens reconnaît que son contrat de travail s’est trouvé définitivement rompu le 31 août

2005 et déclare être rempli de l’intégralité de ses droits résultant tant des relations contractuelles ayant existé entre lui-même et MANUGISTICS FRANCE que de leur cessation.

ARTICLE 3 - MANUGISTICS FRANCE et Monsieur Walravens déclarent expressément qu’ils n’ont plus aucune réclamation à formuler l’un à l’encontre de l’autre, à quelque titre que ce soit, et que tous les litiges découlant de l’exécution du contrat de travail ayant existé entre eux et de la rupture de ce contrat, se trouvent de ce fait définitivement éteints du fait du paiement par MANUGISTICS FRANCE des sommes mentionnées à l’article 2 ci-dessus.

Monsieur Walravens reconnaît en tant que de besoin qu’il a été informé en temps utile de la décision de MANUGISTICS FRANCE de le dispenser du respect de la clause de non concurrence prévue à l’article 9 de son contrat de travail et qu’il ne peut donc prétendre à aucune indemnisation à ce titre.

ARTICLE 4 - Monsieur Walravens s’engage à respecter l’obligation de discrétion découlant du contrat de travail ayant existé entre lui-même et MANUGISTICS France à ne jamais rien dire ou faire qui soit susceptible de porter atteinte à MANUGISTICS FRANCE, ou aux autres sociétés du groupe dont elle fait partie, ou à leur nuire d’une façon quelconque.

Monsieur Walravens s’engage, en particulier, à respecter le caractère strictement confidentiel des informations techniques, scientifiques, et/ou commerciales, dont il a pu avoir connaissance du fait ou à l’occasion de son activité chez MANUGISTICS FRANCE, à ne pas les divulguer, sous quelque forme que ce soit, directement ou indirectement, auprès de tiers quelconques, personnes physiques ou morales, ainsi qu’à ne pas les utiliser à quelques fins que ce soit. Dans les 30 jours de la présente convention, Monsieur Walravens restituera à MANUGISTICS FRANCE tous les documents de quelque nature que ce soit, manuels, supports magnétiques et autres objets qui avaient été mis à sa disposition dans le cadre de ses fonctions, et ce, sans en garder copie.

Chacune des parties s’engage à considérer comme confidentiels l’existence et le contenu de cette transaction ainsi que les négociations qui ont conduit à sa conclusion, ceci, sauf pour faire valoir les droits en ressortant respectivement pour chacune d’elles ou, encore si la divulgation est exigée par la loi applicable ou par une décision de justice.

ARTICLE 5 - Le présent accord établi après rencontre des parties et mutuelles concessions, vaut transaction définitive au sens des articles 2044 et suivants du Code Civil et aura, entre les parties, autorité de la chose jugée en dernier ressort conformément aux dispositions du Code Civil.

Fait en deux originaux à Paris-la Défense, le	2005

Lu et approuvé et bon pour	Lu et approuvé et bon pour
règlement transactionnel et definitive	règlement transactionnel et definitive

/s/ Andy Archer	/s/ Jean-Claude Walravens

3-10-2005	30-09-2005

Pour MANUGISTICS FRANCE (*)	Monsieur Walravens (*)
[Andrew ARCHER, Head of European Operations]

(*) les signatures doivent être précédées de la mention manuscrite « Lu et approuvé et bon pour règlement transactionnel et définitif »

[English Translation]

Translated from French

For information purposes only

SETTLEMENT AGREEMENT

Between the undersigned:

•      MANUGISTICS FRANCE, a simplified company by shares with a capital equity of € 460.000 and registered office located at Tour Neptune - Défense 1, 92086 Paris la Défense, registered under the n° 313 041 048 RCS Nanterre, hereafter represented by Andy Archer, its representative, fully empowered to sign this agreement,

(hereafter “MANUGISTICS FRANCE”)

On the one hand,

ET,

•      Mr. Jean-Claude Walravens, company manager, residing at Clos Manuel n° 11, 1150 Bruxelles (Belgique);

(hereafter “Mr. Walravens”)

On the other hand,

IT HAS BEEN RECALLED THAT:

•    per agreement for undetermined duration 1 December 1999, Mr. Walravens has been hired by MANUGISTICS FRANCE as from 6 December 1999, as “commercial manager”, the agreement mentioning that the agreement will be governed by Belgian law;

•    MANUGISTICS FRANCE has decided that 31 August 2005 will be the date of immediate termination of Mr. Walravens’ labour agreement and has started the legal procedure applicable under the above mentioned legislation; the reasons that lead to this dismissal have been explained more in detail in a registered letter dated 6 September 2005;

•    Per letter remitted in hand on 12 September 2005, Mr. Walravens has informed MANUGISTICS FRANCE that, employed by a French company, compensated by this company to carry out his functions essentially in France and in any event for the account of this company, their relation could be ruled only by French labour law, the application of which being a public policy obligation and notably the texts dealing with terminations of labour agreements;

•    Mr. Walravens has immediately put forwards that he challenged the grounds alleged to justify his dismissal and has evoked a considerable prejudice which he estimates to be in the range of 1 million euros;

•      per letter dated 14 September 2005, MANUGISTICS FRANCE has stuck to the grounds of its decision specifying that, following collection of appropriate information, it would not argue against applicability of French law to the determination of Mr. Walravens’ rights and sums he is entitled to inasmuch Mr. Walravens does not challenge the steps already undertaken in view of his dismissal;

•      per registered letter return receipt requested, dated 21 September 2005, Mr. Walravens brought some answers to the grounds put forward by MANUGISTICS FRANCE by alleging that having accepted the commercial management of a company that was generating significant net losses, he has in less than 6 years, converted it into a model for other areas within the European MANUGISTICS Group; and that MANUGISTICS FRANCE has generated significant license revenue under his leadership and guidance; and that MANUGISTICS signed a deal in the Spring 2005 with a major international customer thanks to his actions which accounted for a large percentage of MANUGISTICS’ world-wide software license revenue for that quarter.  Mr. Walravens further alleges that MANUGISTICS is interfering with his ability to generate commissions based on potential prospects he believes are in line with his past performance.  Mr. Walravens specified that failing amicable settlement, he would go to court to claim payment of the notice period and full indemnification of the suffered damages;

•      during a telephone conversation on September 23, 2005, MANUGISTICS FRANCE, in short and in order to bring the matter to an end, has open the door to an amicable solution through the offer to Mr. Walravens of an indemnity amounting to 4 months of his salary;

•      MANUGISTICS FRANCE has been informed, through a registered letter dated 23 September 2005, that such proposal was rejected and discussions took place between the parties, the case may be with the assistance of their lawyers, MANUGISTICS confirming its disagreement with certain of the claims put forward by Mr. Walravens but wishing to avoid the waste of time, the costs and uncertainties of a court action and to bring an amicable and final end to the dispute existing between the parties;

•      at the end of the conversations and after mutual concessions, the parties became reconciled and have agreed upon an amicable settlement to bring to an end the above described dispute.

This being recalled, the parties agree as follows:

ARTICLE 1 By mutual agreement, the parties hereto decide, as agreed upon under articles 2 and fol. Hereafter, to bring to an amicable and final end to the dispute existing between them in connection with the termination of Mr. Walravens’ labour agreement.

ARTICLE 2 – Today, MANUGISTICS FRANCE remits to Mr. Walravens:

•   a sum of € 66,517.71 corresponding to (a) the compensation due for the contractual three month notice period, after deducting tax and social security withholdings, i.e. an amount of € 37,646.55 and (b) the legal dismissal indemnity, i.e. an amount of € 28,871.16 (vacation pay entitlements will be governed by the law of the contract);

•   a sum of € 445,600, in outright and final compensation for all the above alleged damages.

As a consequence and in consideration of this remittance for which discharge is hereby given, Mr. Walravens states that all his rights resulting both from the contractual relationship which has existed between MANUGISTICS FRANCE and himself and the termination thereof have been complied with.

ARTICLE 3 Both MANUGISTICS FRANCE and Mr. Walravens expressly state that they have no further claim against one another in any respect and that all the disputes derived from the carrying out of the labor contract which has existed between them and of the termination of this contract are consequently definitely terminated after the payment by MANUGISTICS FRANCE of the sums mentioned under article 2 hereinabove.

As far as needs be, Mr. Walravens acknowledges that he has been informed in due time that MANUGISTICS FRANCE did not intend to ask him to comply with the non competition obligation mentioned under article 9 of his labor agreement and that, consequently, he cannot lodge any claim in this respect.

ARTICLE 4 Mr. Walravens undertakes to comply with the confidentiality obligation resulting from the labor agreement between him and MANUGISTICS FRANCE and to never say or do anything likely to adversely affect MANUGISTICS FRANCE or the other companies of the Group MANUGISTICS FRANCE is a member of or to do harm to them in any manner whatsoever.

More specifically, Mr. Walravens agrees to have regard for the strictly confidential nature of the technical, scientific and/or commercial information he has become acquainted with in the course of his employment with MANUGISTICS FRANCE and not to divulge them, under any form, directly or indirectly, to third parties, individuals or corporate bodies and not to use them for any purpose whatsoever. Within thirty days from the date hereof, Mr. Walravens shall return to MANUGISTICS FRANCE all the documents of any nature, manuals, magnetic media and all other objects made available to him within the scope of his functions, and this, without keeping copy thereof.

Both parties agree to keep confidential the existence and the contents of this agreement as well as the negotiations having led to this agreement, except to exercise their respective rights herein contained or if disclosure is required by applicable law or court order.

ARTICLE 5 – This agreement drawn up after reconciliation of the parties and mutual concessions, constitutes a settlement as meant by articles 2044 and following of the French Civil Code and will have, between the parties, the same value as a final court decision pursuant to said Civil Code.

Done in 2 original copies

Paris-la Défense,